Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CHARTER COMMUNICATIONS, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Charter Communications, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 18, 2016 (the “Certificate of Incorporation”).

2.Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment hereby amends the Certificate of Incorporation by adding a new Article TWELFTH to read in its entirety as follows:

“ARTICLE TWELFTH
OFFICER EXCULPATION

No officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. No amendment, alteration or repeal of this Article TWELFTH shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TWELFTH would accrue or arise, prior to such amendment, alteration or repeal.”

3.The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name this 23rd day of April, 2024.

CHARTER COMMUNICATIONS, INC.

By:	/s/ Jamal H. Haughton
Name:	Jamal H. Haughton
Title:	Executive Vice President, General Counsel
and Corporate Secretary